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                                                                   EXHIBIT 99.17


FOR IMMEDIATE RELEASE
TUESDAY, JULY 13, 1999

                                                   For more information contact:
                                                   David E. Riggs, CFO/Senior VP
                                                   Unimed Pharmaceuticals, Inc.
                                                   Telephone: 847/541-2525
                                                   der@unimed.com -or-
                                                   Jeff Linton, VP Law,
                                                   Government and Public Affairs
                                                   Solvay Pharmaceuticals, Inc.
                                                   770/578-5736
                                                   jeff.linton@unimed.com




                            UNIMED ANNOUNCES TENDER
                          OF SHARES HELD BY DIRECTORS


BUFFALO GROVE, IL (July 13, 1999) - Unimed Pharmaceuticals, Inc. (NASDAQ: UMED) today announced that each member of its Board of Directors has advised it that, prior to today, he has tendered all of his Unimed shares and any shares owned by certain trusts as of June 4, 1999, pursuant to a $12 per share cash tender offer for all outstanding shares of Unimed by a wholly owned subsidiary of Solvay Pharmaceuticals, Inc. It is a condition of the tender offer that the Directors shall have tendered all of these shares into the tender offer prior to July 13, 1999, and not have withdrawn such shares from the tender offer.

The tender offer and related withdrawal rights are currently scheduled to expire at 12:00 midnight New York City time on Monday, July 19, 1999. Mackenzie Partners, Inc. (212-929-5500 or 800-322-2885) is acting as the Information Agent for the tender offer.




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